UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TAYLOR CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Taylor Capital Group, Inc. that will be held on                     , 2011, at 9:00 a.m., central time, at our executive offices located at 9550 West Higgins Road, Rosemont, Illinois, 60018.

At the Special Meeting, our stockholders will be asked to approve the issuance of 2,500,000 shares of our common stock, directly or indirectly, upon the conversion of shares of 8.0% non-cumulative, non-voting, contingent convertible preferred stock, Series F, at a conversion price of $10.00 per share. We recently entered into agreements to sell these shares of Series F preferred stock for an aggregate purchase price of $25 million to certain accredited investors in a private placement that is scheduled to close prior to the Special Meeting. We are seeking stockholder approval of the issuance of common stock upon conversion of the shares of Series F preferred stock because the investors in the private placement include some of our directors and officers, including Harrison I. Steans, Jennifer W. Steans and Bruce W. Taylor. If the stockholders approve this issuance of common stock at the Special Meeting, the shares of Series F preferred stock will convert automatically into such shares of common stock or, in the case of shares of Series F preferred stock held by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (collectively the “Prairie Funds”), will convert automatically into shares of nonvoting, convertible preferred stock, Series G.

Pursuant to an agreement with the Board of Governors of the Federal Reserve System, the Prairie Funds have agreed that any equity securities they acquire or hold in excess of 4.9% of our outstanding common stock will be non-voting securities. Since we do not have any authorized non-voting common stock, and to facilitate the agreed upon transfer restrictions, our board has designated a series of nonvoting, convertible preferred stock, Series G, for issuance to the Prairie Funds upon conversion of the shares of Series F preferred stock issued to them in the private placement. The shares of Series G preferred stock are equivalent in all material respects to our common stock, except that they do not have voting rights on most matters and are convertible into shares of common stock, on a one-for-one basis (subject to adjustment), in certain circumstances. One of our directors, C. Bryan Daniels, is a managing member of the general partner of each of the Prairie Funds.

Based upon the recommendation of a special committee of our Board of Directors comprised of independent and disinterested directors (the “Special Committee”), our Board of Directors recommends that stockholders vote “FOR” the proposal to issue shares of our common stock upon conversion of the Series F preferred stock and the Series G preferred stock.

The proposal to be acted upon at the Special Meeting is more fully described in the remainder of this proxy statement. I encourage you to read carefully this proxy statement and the documents incorporated by reference into it.

Please note that each of the following persons held the corresponding percentage described of the total voting power of our outstanding shares as of February 24, 2011, the record date for the Special Meeting:

•	members of the Taylor family held approximately 24.3%;

•	Harrison I. Steans, Jennifer W. Steans, and other members of their extended family held approximately 18.9%; and

•	The Prairie Funds held approximately 3.6%.

All of these stockholders have advised us that they intend to vote their shares of common stock at the Special Meeting in favor of the proposal to issue shares of our common stock upon conversion of the Series F preferred stock and the Series G preferred stock. Assuming that all of these stockholders vote in favor of the proposal, then the proposal will be approved.

Nonetheless, your vote is important to us regardless of the number of shares of common stock that you own. Whether or not you plan to attend the Special Meeting in person, it is important to us that your shares be represented at the Special Meeting. On behalf of our Board of Directors, I urge you to please complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the Special Meeting, but will assure that your vote will be counted if for any reason you are unable to attend.

We look forward to seeing you at the Special Meeting. Thank you for your continued support of the Company.

Sincerely,

Mark A. Hoppe
Chief Executive Officer and President

Rosemont, Illinois

            , 2011

TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held             , 2011

A special meeting of Stockholders of Taylor Capital Group, Inc. will be held at our executive offices located at 9550 West Higgins Road, Rosemont, Illinois, 60018, on             , 2011, at 9:00 a.m., central time, for the purpose of considering and voting upon a proposal to approve the issuance of 2,500,000 shares of our common stock, directly or indirectly, upon conversion of 1,000,000 shares of our 8.0% non-cumulative, non-voting, contingent convertible preferred stock, Series F, including: (i)              shares of our common stock to be issued to certain of our directors and officers upon conversion of              shares of Series F preferred stock held by such persons, and (ii) 220,000 shares of our common stock to be issuable upon conversion of 220,000 shares of our non-voting, convertible preferred stock, Series G, to be issued to the Prairie Funds upon conversion of 88,000 shares of Series F preferred stock held by the Prairie Funds.

This matter is described more fully in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on February 24, 2011 as the Record Date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Steven H. Shapiro
General Counsel and Corporate Secretary

Rosemont, Illinois

            , 2011

TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

PROXY STATEMENT

For the Special Meeting of Stockholders

To Be Held On             ,             , 2011

Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Stockholders on             , 2011, at 9:00 a.m., central time, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Special Meeting of Stockholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to stockholders on or about             , 2011. As used in this proxy statement, the terms “the Company,” “we,” “us” and “our” refer to Taylor Capital Group, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON             , 2011

The Company’s Proxy Statement for the Special Meeting of Stockholders to

be held on             , 2011 is available at:

http://www.taylorcapitalgroup.com

Questions and Answers About These Proxy Materials and the Special Meeting

The following questions and answers briefly discuss some commonly asked questions about these proxy materials and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder. You should read carefully this entire proxy statement before deciding how to vote your shares at the Special Meeting.

Q:	Why am I receiving these materials?

A:

Our Board of Directors is providing these proxy materials to you in connection with a Special Meeting of Stockholders of Taylor Capital Group, Inc., to be held on             , 2011. As a stockholder of record of our common stock as of the close of business on February 24, 2011, you are invited to attend the Special Meeting, and are entitled to, and requested to, vote on the Proposal described in this proxy statement.

Q:	Who is soliciting my vote pursuant to this proxy statement?

A:	Our Board of Directors is soliciting your vote at the Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Q:	Who is entitled to vote?

A:	Only stockholders of record of our common stock at the close of business on February 24, 2011 (the “Record Date”) will be entitled to vote at the Special Meeting.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held at 9:00 a.m., central time, on             ,             , 2011, at our executive offices located at 9550 West Higgins Road, Rosemont, Illinois, 60018. You may obtain directions to the meeting location so that you may vote in person by calling our principal offices at (847) 653-7978.

Q:	How many shares are eligible to be voted?

A:

As of the Record Date, we had 17,877,708 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting. As of the Record Date, we also had 1,276,480 shares of Series C preferred stock outstanding, with the holders of such shares entitled to cast 2.03583 votes per share of Series C preferred stock, for an aggregate of 2,598,696 votes. As a result, the combined number of votes that may be cast by holders of our common stock and Series C preferred stock for each proposal at the Special Meeting is 20,476,404 votes.

Q:	What am I being asked to vote on?

A:

You are being asked to consider and vote upon a proposal to approve the issuance of 2,500,000 shares of our common stock, directly or indirectly, upon conversion of 1,000,000 shares of our 8.0% non-cumulative, non-voting, contingent convertible preferred stock, Series F, including: (i)              shares of our common stock to be issued to certain of our directors and officers upon conversion of              shares of Series F preferred stock held by such persons, and (ii) 220,000 shares of our common stock to be issuable upon conversion of 220,000 shares of our non-voting, convertible preferred stock, Series G, to be issued to the Prairie Funds upon conversion of 88,000 shares of Series F preferred stock held by the Prairie Funds.

Q:	Why are we seeking stockholder approval of this proposal?

A:

Our common stock is listed for trading on the Nasdaq Global Select Market, which we refer to in this proxy statement as Nasdaq. Nasdaq Marketplace Rule 5635(c) requires that we obtain stockholder approval prior to any issuance of shares of our common stock, or securities convertible into shares of our common stock, to any of our directors or officers if the purchase price, or conversion price, as applicable, is less than the closing bid price of our common stock on the trading day immediately prior to the date on which such person agreed to acquire such shares. The investors in the private placement of the Series F preferred stock include some of our directors and officers and the conversion price of the Series F preferred stock, $10.00 per share, is less than $11.75, the closing bid price of our common stock on January 27, 2011, the trading day prior to the date on which the initial subscription agreements from these persons were executed and delivered. Accordingly, we are seeking stockholder approval of the foregoing proposal.

Q:	How does our Board of Directors recommend that I vote?

A:

Based upon the recommendation of a special committee of our board of directors comprised of independent and disinterested directors, which we refer to in this proxy statement as the Special Committee, our Board of Directors recommends that you vote “FOR” the Proposal. Messrs. Steans, Taylor and Daniels and Ms. Steans did not participate in the Board’s vote to approve the terms of the Series F private placement or to recommend the proposal set forth in this proxy statement because they, or their affiliates, were expected to purchase shares of Series F preferred stock in the proposed transaction and, therefore, they would have an interest in the transactions. For further information regarding their interests in the transactions, see the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon.”

Q:	Why is our Board of Directors recommending approval of the Proposal?

A:

Our management and Board of Directors determined that it would be prudent to seek additional capital to strengthen our balance sheet and bolster our capital ratios in light of our provision for loan losses in the quarter ended December 31, 2010, and our continuing efforts to grow our loan portfolio and expand our lines of business. The Special Committee was formed to evaluate financing alternatives, and to negotiate the terms thereof; considered a variety of factors, including volatility in the capital markets and general economic uncertainties; and determined that any process to raise additional capital should be executed promptly and with a high degree of certainty of completion. The Special Committee engaged Sandler O’Neill + Partners, L.P., a financial advisor, to render financial advisory services in connection with the Special Committee’s consideration of financing alternatives and negotiation of the terms of the Series F preferred stock, including the conversion price, for which Sandler O’Neill + Partners, L.P. will receive an advisory fee of $250,000. After considering several potential financing alternatives, the Special Committee determined that the private placement of the Series F preferred stock on the terms as described in this proxy statement was the most effective and efficient means to address our current capital needs in a timely manner and in the best interests of our stockholders, and the Special Committee recommended approval of the private placement to our Board of Directors.

Q:	What happens if stockholders approve the Proposal?

A:

We expect the issuance of the Series F preferred stock to close prior to the date of the Special Meeting, and therefore, we expect that the shares of Series F preferred stock will be outstanding on the date of the Special Meeting. Accordingly, upon stockholder approval, each outstanding share of Series F preferred stock will convert automatically into 2.5 shares of our common stock, except that each share of Series F preferred stock held by the Prairie Funds will convert into 2.5 shares of Series G preferred stock. The shares of Series G preferred stock are equivalent in all material respects to our common stock, except that they do not have voting rights on most matters and are convertible into shares of common stock on a one-for-one basis (subject to adjustment), in certain circumstances.

Q:	What happens if stockholders do not approve the Proposal?

A:

If the stockholders do not approve the proposal to issue shares of common stock upon the conversion of the Series F preferred stock and the Series G preferred stock, then the shares of Series F preferred stock will remain outstanding until we obtain such stockholder approval. Beginning on July 15, 2011, any shares of Series F preferred stock that remain outstanding will be entitled to receive on a quarterly basis, if, as and when declared by our board of directors, non-cumulative dividends on the liquidation preference of $25.00 per share at a rate per annum of 8%. Any such dividends will be junior to the dividends declared and payable with respect to any senior securities, including our outstanding Series B, C and E preferred stock.

Q:	What constitutes a quorum for the Special Meeting?

A:

The presence at the Special Meeting, in person or by proxy, of holders of thirty-five percent (35%) of our issued and outstanding shares of stock entitled to vote as of the Record Date is required to hold the Special Meeting. If you submit a properly completed proxy or if you appear at the Special Meeting to vote in person, your shares of common will be considered part of the quorum. Abstentions will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Special Meeting may be adjourned or postponed.

Q:	What vote is required to hold the Special Meeting and what are the voting procedures?

A:

The proposal set forth in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our outstanding voting stock present in person or represented by proxy at the Special Meeting. Each outstanding share of our common stock is entitled to one vote on the proposal at the Special Meeting. Please see the discussion under the caption “General Information” in this proxy statement for additional information about the required vote and voting procedures.

You should note that each of the following persons held the corresponding percentage described of the total voting power of our outstanding shares of common stock as of the Record Date:

•	members of the Taylor family held approximately 24.3%;

•	Harrison I. Steans, Jennifer W. Steans, and other members of their extended family held approximately 18.9%; and

•	The Prairie Funds held approximately 3.6%.

All of these stockholders have advised us that they intend to vote their shares of common stock at the Special Meeting in favor of the proposal to issue shares of our common stock upon conversion of the Series F preferred stock and the Series G preferred stock. Assuming that all of the stockholders vote in favor of the proposal, then the proposal will be approved.

As of the date of this proxy, we do not know of any matters to be raised at the Special Meeting other than those referred to in this proxy statement. The Proxies named in the proxy card are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Q:	Are stockholders entitled to appraisal rights?

A:	Holders of our common stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the proposal described in this proxy statement.

Q:	How may I cast my vote?

A:	If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the enclosed proxy card):

•	in person at the Special Meeting,

•	via the Internet,

•	by telephone, or

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or via the Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. Further information regarding voting by telephone or via the Internet is set forth below in the response to the question “How may I cast my vote via the Internet or by telephone?”

Whichever method you use, the Proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card (or submit your vote by Internet or telephone) without giving specific voting instructions, the Proxies will vote the shares as recommended by our Board of Directors.

Q:	When should I send in my proxy card?

A:	If you vote by completing, dating and returning your proxy card by mail, you should send in your proxy card as soon as possible so that your shares will be voted at the Special Meeting.

Q:	How may I cast my vote via the Internet or by telephone?

A:

Voting via the Internet: If you are a stockholder of record, you may use the Internet to transmit your vote up until                  .m., central time, on                     , 2011. Visit the website address provided on the proxy card and have your proxy card available when you access the website, and follow the instructions on the card to obtain your records and to create an electronic voting instruction form.

Voting by telephone: If you are a stockholder of record, you may call the telephone number indicated on the proxy card, and use any touch-tone telephone to transmit your vote up until                  .m., central time, on                     , 2011. Have your proxy card available when you call and then follow the instructions. If you hold your shares in “street name” (through a broker, bank or other nominee) that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Q:	How do I vote if I am not the stockholder of record and what are “broker non-votes”?

A:

If you own your shares in “street name” (through a brokerage account or in another nominee form), you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement. If you own your shares in this manner, you cannot vote in person at the Special Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Special Meeting. Under the rules of the New York Stock Exchange (“NYSE”), member brokers who hold shares in street name for their customers which are the beneficial owners of those shares have the authority to only vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal since it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on that matter, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. Member brokers will not have discretionary authority to vote any shares in connection with the proposal set forth in this proxy statement, and, because there is only one proposal planned to be voted on at the Special Meeting, we do not anticipate any “broker non-votes.”

Q:	How may I revoke or change my vote?

A:	If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	voting again by telephone or Internet,

•	submitting a later-dated properly completed proxy card,

•	delivering written notice to our Office of the Corporate Secretary prior to , 2011, stating that you are revoking your proxy, or

•	attending the Special Meeting and voting your shares in person, but attendance at the Special Meeting will not, by itself, revoke your proxy.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of our common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Who is paying for the costs of this proxy solicitation?

A:

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:

Your proxy will still be effective and may be voted at the Special Meeting when it is reconvened. You will still be able to change or revoke your proxy until it is voted at the reconvened Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What should I do if I have questions?

A:

If you have more questions about the Special Meeting, the Proposal or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our Office of the Corporate Secretary at (847) 653-7978.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might”, “contemplate”, “plan”, “prudent”, “potential”, “should”, “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well capitalized; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; negative developments and further disruption in the credit and lending markets impacting our business and the businesses of our customers, as well as other banks and lending institutions with which we have commercial relationships; the continued decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high volume of loans secured by commercial real estate in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with the planned growth of our new mortgage unit, including the expansion into new geographic markets; lending concentration risks; the risks associated with attracting and retaining experienced and qualified personnel, including our senior management and other key personnel in our core business lines; uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us; security risks relating to our internet banking activities that could damage our reputation and our business; the potential impact of certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; the effect on our profitability if interest rates fluctuate, as well as the effect of our customers’ changing use of our deposit products; the ability to use net operating loss carryforwards to reduce future tax payments if an ownership change of the Company is deemed to have occurred for tax purposes; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; continuation of volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the conditions of the local economy in which we operate and continued weakness in the local economy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, loan syndication opportunities and competition; regulatory restrictions and liquidity constraints at the holding company level that could impair our ability to pay dividends or interest on our outstanding securities; significant restrictions on our operations as a result of our participation in the U.S. Treasury Department’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP CPP”); the impact of changes in legislation, including the Dodd-Frank Act, or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned “Risk Factors” in our December 31, 2009 Annual Report on Form 10-K filed with the SEC on March 29, 2010. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement.

PROPOSAL

Approval of the Issuance of Common Stock

Upon Conversion of the Series F Preferred Stock and Series G Preferred Stock

We are asking our stockholders to approve the issuance, directly or indirectly, of 2,500,000 shares of our common stock upon conversion of 1,000,000 shares of our 8.0% non-cumulative, non-voting, contingent convertible preferred stock, Series F, including: (i)              shares of our common stock to be issued to certain of our directors and officers upon conversion of              shares of Series F preferred stock held by such persons, and (ii) 220,000 shares of our common stock issuable upon conversion of 220,000 shares of our non-voting, convertible preferred stock, Series G, to be issued to the Prairie Funds upon conversion of 88,000 shares of Series F preferred stock held by the Prairie Funds.

In the fourth quarter of 2010, we experienced a significant net loss, driven by substantial provision for loan losses, largely attributable to deterioration in a number of loans to banks and bank holding companies. The loans placed on nonaccrual were previously on our watch list of criticized and classified assets, and the decision was made to place them on nonaccrual based on further deterioration at the banks and bank holding companies. We expect that the volatility of general economic conditions and the difficult economic environment for financial institutions will continue to impact our business and, accordingly, may result in additional increases in our provision for loan losses, nonperforming loans, other real estate owned, and nonperforming asset expenses. As a result of these factors, our Board of Directors undertook a process to re-evaluate our short- and long-term capital requirements. From this evaluation, and based upon the recommendation of management, our Board of Directors determined that it would be prudent to seek additional capital to strengthen our balance sheet and bolster our capital ratios. Our Board of Directors also concluded that additional capital would further enable us to execute more effectively on our strategic growth initiatives. The Board of Directors considered a variety of factors, including capital markets volatility and general economic uncertainties, and determined that any process to raise additional capital should be executed promptly and with a high degree of certainty of completion.

After initial deliberation about potential financing alternatives, our Board of Directors determined to form a special committee of independent and disinterested directors in light of the possibility that some members of our Board of Directors might participate in certain of the financing alternatives being considered. Accordingly, on January 20, 2011, our Board of Directors appointed the following directors to the Special Committee: Shepherd Pryor IV (Chair), Ronald Emanuel, M. Hill Hammock and Michael Moskow. The Special Committee retained Sandler O’Neill + Partners as its financial advisors and Katten Muchin Rosenman LLP as its legal counsel, and the Special Committee met on several occasions to review and discuss various alternatives, including potential equity offerings that might be made under the shelf registration statement that we had recently filed and that had been declared effective.

The Special Committee’s discussions focused on a private placement led by existing stockholders in our company that could be negotiated and executed promptly and with a high degree of certainty of completion. The Special Committee reviewed with its financial advisors information regarding our financial results, financial condition and capital ratios, as well as information regarding comparable transactions and other metrics relating to comparable bank holding companies. After deliberating the information presented, the members of the Special Committee unanimously authorized the Special Committee’s financial advisors to approach Harrison Steans and Jennifer Steans about participating in a $25 million private placement of equity securities on terms substantially similar to the terms of the Series F preferred stock.

After negotiation over the terms of the Series F preferred stock, including as to the conversion price of shares of such preferred stock and how the conversion price might be adjusted based upon changes in our stock price prior to signing definitive agreements, Harrison Steans and Jennifer Steans agreed in principle to terms substantially similar to those of the Series F preferred stock. The agreed upon terms were then presented, on a confidential basis, to a limited number of the existing stockholders that are accredited investors and on January 27, 2011, the members of the Special Committee unanimously determined that the private placement of the Series F preferred stock was in the best interests of our company and our unaffiliated stockholders, and the Special Committee approved and recommended to our Board of Directors the private placement and the terms of the Series F preferred stock. That same day, upon the recommendation of the Special Committee, our Board of Directors (with each of Harrison I. Steans, Jennifer W. Steans, Bruce W. Taylor and C. Bryan Daniels abstaining and not participating in such vote) authorized us to enter into the subscription agreements to sell 1,000,000 shares of the Series F preferred stock to certain accredited investors, including Harrison I. Steans, Jennifer W. Steans and Bruce W. Taylor. Our Board of Directors also authorized us to offer holders of our Series C and Series E preferred stock, each of whom has pre-emptive rights pursuant to the terms of such securities, the opportunity to participate in this private placement. In response to our pre-emptive rights notice, the Prairie Funds elected to participate in the transaction in the manner described in this proxy statement.

Description of the Common Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of our common stock as contained in our Third Amended and Restated Certificate of Incorporation, a copy of which was attached as Appendix A to our Definitive Proxy Statement filed September 15, 2008 and is incorporated by reference herein. You are urged to read the Third Amended and Restated Certificate of Incorporation, in its entirety. Although we believe this summary covers the material terms and provisions of our common stock set forth in the Third Amended and Restated Certificate of Incorporation, as amended, it may not contain all of the information that is important to you.

General. We may issue common stock from time to time. We have one class of common stock. Of the 45,000,000 shares of our common stock with a par value of $0.01 per share authorized, 17,877,708 shares were outstanding as of December 31, 2010, exclusive of shares held in treasury.

Dividend Rights. Holders of our common stock are entitled to receive any cash dividends that may be declared by our Board of Directors. During the second quarter of 2008, our Board of Directors discontinued dividend payments to common stockholders, and no dividends on shares of our common stock have been paid since that time. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. In connection with our participation in TARP CPP and the issuance of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, we need the consent of the U.S. Treasury before we can pay any dividends on our common stock. Subject to such restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, the capital requirements of the Company and our subsidiaries, regulatory conditions and considerations and other factors as our Board of Directors may deem relevant. No dividend shall be paid with respect to our common stock unless dividends with respect to our preferred stock shall have been paid.

Voting Rights. Each share of common stock shall entitle the holder thereof to one vote per share on all matters on which the holders of our common stock are entitled to vote. The common stock does not have cumulative voting rights.

Rights Upon Liquidation. Subject to the rights of holders of any of our preferred stock which may be issued from time to time, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Miscellaneous. Shares of our common stock are not convertible into shares of any other class of capital stock. Shares of our common stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Our Board of Directors (with each of Harrison I. Steans, Jennifer W. Steans, Bruce W. Taylor and C. Bryan Daniels abstaining and not participating in such vote) recommends that you vote “FOR” the issuance of the shares of shares of common stock upon conversion of the Series F preferred stock and the Series G preferred stock.

Description of the Series F Preferred Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series F preferred stock as contained in our Certificate of Designations of 8% Non-Cumulative, Non-Voting, Contingent Convertible Preferred Stock, Series F, which we refer to in this proxy statement as the Series F Certificate of Designations.

Authorized Shares and Liquidation Preference. We are authorized to issue 1,000,000 shares of Series F preferred stock. Each share of Series F preferred stock has a par value of $0.01 per share and a liquidation preference of $25.00 per share.

Ranking. The Series F preferred stock will rank senior to our common stock, our Nonvoting Convertible Preferred Stock, Series D, and any other class or series of our capital stock now or hereafter authorized, other than (A) any class or series of our capital stock the terms of which regarding dividend rights and/or rights on liquidation either (i) expressly provide that such class or series will rank senior to the Series F preferred stock or (ii) do not expressly provide that such class or series will rank junior or senior to the Series F preferred stock (“Parity Stock”), and (B) our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, our 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, and our 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E.

Dividends. Holders of Series F preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, non-cumulative dividends at an annual rate of 8.0% of the $25.00 per share liquidation preference, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing July 15, 2011. If the Proposal is approved, then our Series F preferred stock will convert into shares of common stock or Series G preferred stock, as the case may be, and no dividends will be paid on any shares of Series F preferred stock.

Dividends on the Series F preferred stock will be non-cumulative. If our Board of Directors does not declare a dividend on the Series F preferred stock in respect of any dividend period prior to the related dividend payment date, the holders of the Series F preferred stock will have no right to receive any dividend for that dividend period on the related dividend payment date, and we will have no obligation to pay a dividend for that dividend period.

Subject to limited exceptions, so long as any share of Series F preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock or any other shares of our junior capital stock (other than dividends or distributions payable solely in shares of common stock or other junior stock) or, subject to the conditions set forth below, Parity Stock (other than dividends or distributions payable solely in shares of Parity Stock or junior capital stock), and no common stock, junior capital stock or Parity Stock may be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, as of such date, the full dividend on all outstanding shares of Series F preferred stock for the dividend period prior to the related dividend payment has been or is contemporaneously declared and paid in full (or has been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series F preferred stock as of the next record date for payment of dividends).

For so long as any share of Series F preferred stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series F preferred stock and any class or series of Parity Stock on the date for payment of such dividends, then all dividends declared upon shares of Series F preferred stock and Parity Stock will be declared on a pro rata basis as more fully described in the Series F Certificate of Designations.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series F preferred stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of our junior capital stock and subject to the rights of our creditors, to receive a liquidation distribution in an amount equal to $25.00 per share, plus any accrued but unpaid dividends. A merger, consolidation or sale of all or substantially all of our assets is not deemed to be a liquidation for such purposes.

Automatic Conversion. Each share of Series F preferred stock will convert automatically into 2.5 shares of our common stock (or, in the case of the shares of Series F preferred stock held by the Prairie Funds, 2.5 shares of Series G preferred stock), subject to customary anti-dilution adjustments, upon the approval of the issuance of the common stock upon conversion of the Series F preferred stock by a majority of the total votes cast on the proposal, whether present at a special or annual meeting of our stockholders, entitled to vote on such matter in accordance with the applicable Nasdaq requirements.

Voting Rights. The holders of Series F preferred stock will not be entitled to vote the shares of Series F preferred stock on any matter except as provided in the “Consent Rights” section below or as otherwise required by Delaware law.

Consent Rights. The consent of the holders of a majority of the outstanding shares of Series F preferred stock will be required to:

•

authorize us to issue any capital stock or securities exchangeable for capital stock that is senior to or in parity with the Series F preferred stock as to dividend payments or rights upon liquidation;

•	increase the authorized number of shares of Series F preferred stock;

•	enter into any agreement that would conflict in any material respect with the rights or preferences of the Series F preferred stock;

•	amend our Certificate of Incorporation or By-laws, if such amendment would adversely alter the rights or preferences of the holders of Series F preferred stock; or

•	amend or waive any provision of the Series F Certificate of Designations.

Description of the Series G Preferred Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series G preferred stock as contained in our Certificate of Designations of Non-Voting Convertible Preferred Stock, Series G, which we refer to in this proxy statement as the Series G Certificate of Designations.

Dividend Rights. Holders of Series G preferred stock are entitled to receive dividends when, as and if declared by our board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of our common stock that such shares of Series G preferred stock would be convertible into in connection with a Widely Dispersed Offering (as defined below) of Series G preferred stock. We will not pay any dividends with respect to our common stock unless an equivalent dividend also is paid to the holders of our Series D preferred stock and Series G preferred stock. A “Widely Dispersed Offering” means any sale or other transfer of Series G preferred stock (a) pursuant to any public offering or public sale of our securities, (b) to a person or group of persons if, after such transfer, such person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities without any such transfer, (c) to a person or group of persons in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than 2% of our outstanding voting securities, (d) pursuant to a merger, consolidation or similar transaction involving if, after such transaction, a person or group of persons in the aggregate would own or control more than 50% of our outstanding voting securities, or (e) to a person or group of persons who has been approved by the Federal Reserve Board to hold the number of our voting securities held by such person or group of persons after giving effect to such transfer.

Conversion. Each share of Series G preferred stock is convertible into one share of our common stock, subject to adjustment as set forth in the Certificate of Designations for the Series G preferred stock, automatically upon a Widely Dispersed Offering of such shares of Series G preferred stock.

Dividend and Liquidation Priority. The Series G preferred stock ranks, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company, (i) junior to our Series B preferred stock, our Series C preferred stock, our Series E preferred stock and all future issuances of trust preferred stock, and (ii) pari passu with our common stock and our Series D preferred stock.

Voting Rights. Holders of Series G preferred stock are not entitled to vote on any matters brought before our stockholders and have no class voting rights except as specifically required under Delaware law.

Preemptive Rights. Our Series G preferred stock does not entitle the holders thereof to any preemptive rights.

Potential Consequences If the Proposal Is Approved

The following is a discussion of certain potential consequences if the proposal set forth in this proxy statement is approved:

Dilution. Upon the approval of the proposal, the shares of Series F preferred stock will convert automatically into shares of our common stock or, in the case of shares of Series F preferred stock held by the Prairie Funds, will convert automatically into shares of Series G preferred stock. These shares of Series G preferred stock will be convertible into a like number of shares of our common stock on a one-for-one basis (subject to adjustment) as provided in the Series G certificate of designations. Assuming conversion of all shares of Series G preferred stock into shares of our common stock, the 2,500,000 shares of common stock issuable, indirectly or directly, upon the conversion of the Series F preferred stock would have represented approximately 13.98% of the 17,877,708 outstanding shares of our common stock on January 28, 2011, the date we entered into subscription agreements for the Series F preferred stock offering, and 12.27% of the total number of shares of our common stock that would have been outstanding as of such date after giving effect to the conversion of the Series F preferred stock and the Series G preferred stock. As a result, our existing stockholders will incur dilution to their voting interests and own a smaller percentage of our outstanding shares of common stock as a result of the conversion of the Series F preferred stock. Furthermore, if a substantial number of these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Concentration of Ownership. If the proposal is approved by stockholders at the Special Meeting, (a) members of the extended Steans family in the aggregate and without duplication will hold approximately 24.2% of the total voting power of our outstanding shares, and (b) members of the Taylor family in the aggregate and without duplication will hold approximately 24.8% of the total voting power of our outstanding shares.

As a result, members of the Taylor family, the Steans and their respective affiliates will continue to own a majority of the total combined voting power of the outstanding shares of common stock. Members of the Steans family and members of the Taylor family have not entered into any agreement or arrangement with each other with respect to their voting of our securities after the closing of the transactions. If the Steans family, the Taylor family and their respective affiliates were to collectively vote in favor of or against any proposal, they would exercise control over all matters requiring approval of the Company’s stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our certificate of incorporation, as amended. Also, if the respective members of the Steans family and the Taylor family collectively voted in favor of or against any proposal, they could also separately exercise significant control over matters requiring approval of the Company’s stockholders.

The current and possible ownership of our voting securities are further described below in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Potential Consequences If the Proposal is Not Approved

In the event the proposal set forth in this proxy statement is not approved by our stockholders at the Special Meeting, then the shares of Series F preferred stock will remain outstanding until we obtain such stockholder approval. Beginning on July 15, 2011, any shares of Series F preferred stock that remain outstanding will be entitled to receive on a quarterly basis, if, as and when declared by our board of directors, non-cumulative dividends on the liquidation preference of $25.00 per share at a rate per annum of 8%. The payment of any such dividends will be junior to the dividends declared and payable with respect to any senior securities, including our outstanding Series B, C and E preferred stock.

Interests of Certain Persons in Matters to be Acted Upon

Director and Executive Officer Participation. Three of our directors, Harrison I. Steans, Jennifer W. Steans and Bruce W. Taylor, have agreed to purchase shares of Series F preferred stock in the private placement.

The issuance of shares of our common stock to these individuals are subject to stockholder approval because such shares will be issued at a conversion price below the closing bid price of our common stock (as reported by Nasdaq) on the trading day prior to the date we entered into the initial subscription agreements. The amount of compensation attributable for these purposes to a share of convertible preferred stock issued to a director, officer or employee is computed in accordance with SFAS No. 123(R). The following table describes the number of shares issuable to our directors and officers with respect to the shares of Series F preferred stock acquired by them, as well the aggregate dollar value attributable to such shares of our common stock based upon the difference between $11.75, the closing bid price of our common stock on January 27, 2011, the trading day prior to the date on which the initial subscription agreements were executed and delivered, and the conversion price of $10.00 per share for these shares. The table below is titled “New Plan Benefits,” as required by the SEC due to such dollar amount being deemed compensation received by such directors and executive officers of the Company:

New Plan Benefits

Name and Title	Number of Shares of Common Stock Issuable Upon Conversion (#)	Dollar Value of Attributed Equity Compensation ($)

Bruce W. Taylor, Chairman of the Board	109,830	$192,203
Mark A. Hoppe, CEO and President	0	0
Lawrence G. Ryan, Executive Vice President and Chief Lending Officer	5,000	8,750
Executive Group	117,330	$205,328
Non-Executive Director Group	700,000	1,225,000
Non-Executive Employee Group	2,500	4,375

Each of the foregoing persons who participated in the Series F preferred stock transaction recused himself or herself from our Board of Directors’ vote to approve the transaction and to authorize and recommend the proposal described in this proxy statement. In addition, prior to its approval of the transactions, our Board of Directors, as required under the rules of The Nasdaq Stock Market and our internal corporate governance guidelines relating to “related party transactions,” referred the transactions to the Audit Committee for its approval. The Audit Committee reviewed the terms and conditions of the transactions with a view to the potential conflict of interest and determined that the transactions are in the best interest of our stockholders, and specifically approved the participation of the foregoing persons in the Series F preferred stock transaction.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information regarding beneficial ownership of our common stock as of the close of business on February 24, 2011 by (1) each stockholder known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our Chief Executive Officer as well as our two other most highly compensated executive officers (collectively, the “Named Officers”), (3) each of our directors, and (4) all of our directors and executive officers as a group. The table also sets forth information regarding the expected beneficial ownership of our common stock by such persons that will be expected to acquire voting securities in connection with the transaction (if the proposal set forth in this proxy statement is approved at the Special Meeting). The information presented in the table is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to us prior to February 24, 2011.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as well as any shares that such person has the right to acquire on or before             , 2011 (60 days after             , 2011), through the exercise of options or other rights. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below have sole investment and voting power with respect to the shares described below.

The applicable percentage ownership for each person listed below is based upon 17,877,708 shares of common stock, and 1,276,480 shares of Series C Preferred, which are convertible into an aggregate of 2,598,696 shares of our common stock. On a combined basis, the shares of common stock underlying the Series C Preferred and our outstanding common stock equal an aggregate of 20,476,404 shares outstanding as of February 24, 2011. Shares of common stock subject to options currently exercisable or exercisable on or before April 25, 2011 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

Unless otherwise noted, the address for each holder of five percent or more of our common stock listed below is: c/o Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018.

Names of Beneficial Owners	Number of Shares Beneficially Owned (1)		Percent of Outstanding Common Stock (%)	Number of Options Included in Number of Shares Beneficially Owned
Jeffrey W. Taylor	4,874,938	(2)	23.6%	40,000
Bruce W. Taylor	4,844,326	(3)	23.6%	40,000
Harrison I. Steans	1,414,355	(4)	6.9%	—
Jennifer W. Steans	1,161,887	(5)	5.5%	—
C. Bryan Daniels	734,670	(6)	3.6%	—
Mark A. Hoppe	265,372	(7)	1.3%	25,000
M. Hill Hammock	230,150	(8)	1.1%	—
Michael H. Moskow	226,888	(9)	1.1%	150,000
Ronald D. Emanuel	159,681	(10)	*	13,710
Lawrence G. Ryan	132,268	(11)	*	—
Randall T. Conte	69,181	(12)	*	6,375
Michael J. Morton	49,475	(13)	*	—
Richard W. Tinberg	33,160		*	9,140
Ronald L. Bliwas	24,052	(14)	*	4,640
Melvin E. Pearl	18,160		*	9,140
Shepherd G. Pryor, IV	8,487		*	4,640
Elzie Higginbottom	7,431	(15)	*	3,821
Louise O’Sullivan	5,417		*	3,340
Steven H. Shapiro	1,563		*	1,563
All directors and executive officers as a group (19 persons)	10,490,088		51.2%	311,369
Five percent stockholders:
Cindy Taylor Robinson	4,770,500	(16)	23.3%	—
Taylor Voting Trust U/A/D 11/30/98	4,586,720	(17)	22.4%	—
Second Curve Capital, LLC	1,320,191	(18)	6.4%	—
James P. Kastenholz	1,161,887	(19)	5.5%	—
Leonard A. Gail	1,098,855	(20)	5.2%	—
Leo A. Smith	1,098,855	(21)	5.2%	—
Heather A. Steans	1,098,855	(22)	5.2%	—
Robin M. Steans	1,098,855	(23)	5.2%	—
Michael P. Krasny	1,050,000	(24)	5.1%	—

*	Denotes beneficial ownership of less than one percent.
(1)	Includes shares of common stock that may be acquired through exercise of the conversion feature associated with the shares of Series C Preferred held by such person or group.
(2)

The securities reported herein include: (i) 4,586,720 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees, (ii) 39,780 shares of common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as co-trustees, (iii) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees, (iv) 39,780 shares of common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees, (v) 375 shares held by Susan Taylor as custodian for Adam Taylor UTMA, (vi) 375 shares held by Susan Taylor as custodian for Brian Taylor UTMA, (vii) 300 shares held by Susan Taylor as custodian for Lisa Taylor UTMA, (viii) 3,000 shares owned by Susan Taylor, and (xi) 124,888 shares of common stock held directly by Jeffrey W. Taylor.

(3)

The securities reported herein include: (i) 34,000 shares of common stock owned by Bruce W. Taylor, (ii) 16,253 shares of common stock held in an IRA account, (iii) a warrant to purchase 7,500 shares of common stock held by Bruce W. Taylor, (iv) 4,586,720 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees, (v) 39,780 shares of common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as co-trustees, (vi) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees, (vii) 39,780 shares of common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees, (viii) 48,000 shares of common stock that are held in the Bruce W. Taylor Revocable Trust under agreement dated April 10, 1984, and (ix) the 32,573 shares of common stock that are convertible from the 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C.

(4)

Includes: (i) 1,031,700 shares of common stock owned by Harrison I. Steans, (ii) 4,888 shares of restricted stock, (iii) 310,667 shares of common stock issuable upon conversion of 152,600 shares of the Series C Preferred and (iv) 67,100 shares of common stock issuable upon the exercise of certain warrants. The business address of Mr. Steans is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(5)

To facilitate certain regulatory matters unrelated to the Company and to comply with a commitment made to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to conform their investments in any bank holding company to the requirements of the Bank Holding Company Act of 1956, as amended, Ms. Steans and certain other members of the extended Steans family have submitted instructions to the appropriate parties to execute a change in the form in which they beneficially own certain Company securities, including common stock, Series C Preferred Stock and warrants to purchase additional shares of common stock (such securities collectively, the “Retitled Securities,” and such a change in the form of beneficial ownership, the “Title Change”). The Title Change consists solely of amending the name of the holder of the Retitled Securities so that they are held in an individual capacity rather than in trust, and does not alter the investment power, pecuniary interest, or voting power of any person in the Retitled Securities or involve the purchase or sale of any Company securities by Ms. Steans or her affiliates.

Comprised of 500,000 shares of common stock issuable upon exercise of a warrant held by Financial Investment Corporation at an exercise price of $20.00 per share over which Ms. Steans may be deemed to share investment and/or voting power. Ms. Steans, Heather A. Steans and Robin M. Steans have shared investment and voting power with respect to these shares.

Also comprised of 354,548 shares of common stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 6,000 shares of common stock beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 30,000 shares of common stock beneficially owned by Mr. Kastenholz individually; (iii) 101,160 shares of common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners; (iv) 7,500 shares of common stock beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 134,888 shares of common stock beneficially owned by Ms. Steans individually; and (vi) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), and (vi) hereof.

Also comprised of 282,489 shares of common stock issuable upon conversion of Series C Preferred Stock. Subsequent to the completion of the Title Change, such shares will be held as follows: (i) 21,905 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 22,903 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans individually; (iii) 7,634 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Kastenholz individually; (iv) 8,143 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 181,188 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by PCB Limited Partnership; and (vi) 40,716 shares of common stock issuable pursuant to Series C Preferred Stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v) and (vi) hereof.

Also comprised of 24,850 shares of common stock issuable upon exercise of certain warrants. Subsequent to the completion of the Title Change, such shares will be held as follows: (i) 475 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Kastenholz as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 7,025 shares of common stock issuable pursuant to warrants owned by Ms. Steans individually; (iii) 2,350 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Kastenholz individually; (iv) 2,500 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); and (v) 12,500 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv) and (v) hereof.

(6)

Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. each has shared voting and dispositive power with respect to 367,335 shares of our common stock. Daniels & King Capital IV, L.L.C., Stephen V. King and C. Bryan Daniels each has shared voting and dispositive power with respect to 734,670 shares of our common stock. Mr. King and Mr. Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of our stock owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. The 734,670 shares of our common stock beneficially owned by Mr. Daniels include: (i) warrants to purchase 142,025 shares of our common stock held by Prairie Capital IV, L.P., and (ii) warrants to purchase 142,025 shares of our common stock held by Prairie Capital IV QP, L.P. The address for each of the reporting persons is c/o Prairie Capital, 191 North Wacker Drive, Suite 800, Chicago, Illinois 60606.

(7)

Includes: (i) 76,655 shares of common stock that are held by Mark A. Hoppe pursuant to a restricted stock grant, (ii) 40,717 shares of common stock issuable upon conversion of Series C Preferred owned jointly by Mr. Hoppe and his spouse, and (iii) a warrant to purchase 3,000 shares of common stock held by Mark A. Hoppe and his spouse.

(8)

Includes: (i) 21,000 shares owned by the M. Hill Hammock Jr. Living Trust, (ii) 21,000 shares owned by the Cheryl W. Hammock Living Trust, (iii) a warrant to purchase of 22,500 shares of common stock held by the M. Hill Hammock Jr. Living Trust, (iv) 100,000 shares of common stock owned by the M. Hill Hammock Individual Retirement Account, and (v) 5,650 shares of common stock that are held by M. Hill Hammock pursuant to a restricted stock grant.

(9)	Includes: (i) 4,888 shares of common stock that are held by Michael H. Moskow pursuant to a restricted stock grant, and (ii) 150,000 shares of common stock subject to a fully exercisable option.
(10)	Includes: (i) 135,691 shares owned by the Emanuel Family Partnership, and (ii) 10,280 shares of common stock owned by Ronald Emanuel.
(11)	Includes (i) 51,910 shares of restricted stock, and (ii) 20,358 shares of common stock issuable upon conversion of Series C Preferred owned by Mr. Ryan.

(12)

Includes: (i) 24,663 shares of common stock owned by Randall T. Conte, and (ii) 8,143 shares of common stock issuable upon conversion of the Series C Preferred owned by Randall T. Conte, Individual Retirement Account.

(13)	Includes: (i) 20,129 shares of restricted stock, and (ii) 2,036 shares of common stock issuable upon conversion of the Series C Preferred owned by the Michael Morton, Individual Retirement Account.
(14)	Includes: (i) 600 shares owned by Ronald L. Bliwas under a trust agreement dated July 2001, for which Mr. Bliwas serves as trustee, and (ii) 19,012 shares of common stock owned by Ronald L. Bliwas.
(15)	Includes: (i) 510 shares of restricted stock and (ii) a warrant to purchase 1,500 shares of common stock.
(16)

The securities reported herein include: (i) 4,586,720 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees, (ii) 39,780 shares of common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as co-trustees, (iii) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees, (iv) 39,780 shares of common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees, and (v) 64,500 shares owned by Cindy Taylor Robinson.

(17)

The securities reported herein include: (i) 4,586,720 shares of the common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees. The voting trust agreement with respect to the Taylor Trust provides the trustees with full discretion as to how to vote the shares of common stock held in trust under such agreement, either in person or by proxy, as they deem proper on all matters that may be submitted to stockholders. The voting trust agreement does not restrict the ability of the depositors of shares of common stock in the Taylor Trust from transferring such shares (subject to applicable restrictions under other agreements). The voting trust agreement may be terminated by a majority of the number of votes eligible to be cast by the trustees or the written consent of depositors holding two-thirds of all of the shares held in trust under the agreement.

(18)	As reported on Schedule 13G filed with the SEC on January 10, 2011 jointly by Second Curve Capital, LLC, Thomas K. Brown and Second Curve Partners, L.P.
(19)

To facilitate certain regulatory matters unrelated to the Company and to comply with a commitment made to the Federal Reserve System to conform their investments in any bank holding company to the requirements of the Bank Holding Company Act of 1956, as amended, Mr. Kastenholz and certain other members of the extended Steans family have submitted instructions to the appropriate parties to execute a Title Change in the form in which they beneficially own certain Retitled Securities. The Title Change consists solely of amending the name of the holder of the Retitled Securities so that they are held in an individual capacity rather than in trust, and does not alter the investment power, pecuniary interest, or voting power of any person in the Retitled Securities or involve the purchase or sale of any Company securities by Mr. Kastenholz or his affiliates.

Comprised of 500,000 shares of common stock issuable upon exercise of the FIC Warrant at an exercise price of $20.00 per share over which Ms. Jennifer W. Steans (the spouse of Mr. Kastenholz) may be deemed to share investment and/or voting power. Ms. Steans, Heather A. Steans and Robin M. Steans have shared investment and voting power with respect to these shares. In accordance with Rule 13d-4, Mr. Kastenholz disclaims beneficial ownership of such shares.

Also comprised of 354,548 shares of common stock. Subsequent to the completion of the Title Change, the such shares will be held as follows: (i) 6,000 shares of common stock beneficially owned by James P. Kastenholz as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 30,000 shares of common stock beneficially owned by Mr. Kastenholz individually; (iii) 101,160 shares of common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners; (iv) 7,500 shares of common stock beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 134,888 shares of common stock beneficially owned by Ms. Steans individually; and (vi) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v), and (vi) hereof.

Also comprised of 282,489 shares of common stock issuable upon conversion of Series C Preferred Stock. Subsequent to the completion of the Title Change, such shares of common stock will be held as follows: (i) 21,905 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Kastenholz as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 22,903 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans individually; (iii) 7,634 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Kastenholz individually; (iv) 8,143 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 181,188 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by PCB Limited Partnership; and (vi) 40,716 shares of common stock issuable pursuant to Series C Preferred Stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv), (v) and (vi) hereof.

Also comprised of 24,850 shares of common stock issuable upon exercise of certain warrants. Subsequent to the completion of the Title Change, such shares of common stock will be held as follows: (i) 475 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Kastenholz as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 7,025 shares of common stock issuable pursuant to warrants owned by Ms. Steans individually; (iii) 2,350 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Kastenholz individually; (iv) 2,500 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); and (v) 12,500 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv) and (v) hereof.

(20)

To facilitate certain regulatory matters unrelated to the Company and to comply with a commitment made to the Federal Reserve System to conform their investments in any bank holding company to the requirements of the Bank Holding Company Act of 1956, as amended, Mr. Gail and certain other members of the extended Steans family have submitted instructions to the appropriate parties to execute a Title Change in the form in which they beneficially own certain Retitled Securities. The Title Change consists solely of amending the name of the holder of the Retitled Securities so that they are held in an individual capacity rather than in trust, and does not alter the investment power, pecuniary interest, or voting power of any person in the Retitled Securities or involve the purchase or sale of any Company securities by Mr. Gail or his affiliates.

Comprised of 500,000 shares of common stock issuable upon exercise of the FIC Warrant at an exercise price of $20.00 per share over which Ms. Robin Steans (the spouse of Mr. Gail) may be deemed to share investment and/or voting power. Ms. Steans, Heather A. Steans and Jennifer W. Steans have shared investment and voting power with respect to these shares. In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of such shares.

Also comprised of 302,160 shares of common stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 6,000 shares of common stock beneficially owned by Leonard A. Gail as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 101,160 shares of common stock held by PCB Limited Partnership of which Robin Steans (the spouse of Mr. Gail) is one of three general partners; (iii) 60,000 shares of common stock beneficially owned by Ms. Steans individually; (iv) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; and (v) 60,000 shares of common stock beneficially owned by Mr. Gail individually. In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), and (iv) hereof.

Also comprised of 274,345 shares of common stock issuable upon conversion of Series C Preferred Stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 21,905 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Gail as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 15,268 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans individually; (iii) 181,188 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by PCB Limited Partnership; (iv) 40,716 shares of common stock issuable pursuant to Series C Preferred Stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees; and (v) 15,268 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Gail individually. In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), and (iv) hereof.

Also comprised of 22,350 shares of common stock issuable upon exercise of certain warrants. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 475 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Gail as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 4,700 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans individually; (iii) 12,500 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees; and (iv) 4,675 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Gail individually. In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), and (iii) hereof.

(21)

To facilitate certain regulatory matters unrelated to the Company and to comply with a commitment made to the Federal Reserve System to conform their investments in any bank holding company to the requirements of the Bank Holding Company Act of 1956, as amended, Mr. Smith and certain other members of the extended Steans family have submitted instructions to the appropriate parties to execute a Title Change in the form in which they beneficially own certain Retitled Securities. The Title Change consists solely of amending the name of the holder of the Retitled Securities so that they are held in an individual capacity rather than in trust, and does not alter the investment power, pecuniary interest, or voting power of any person in the Retitled Securities or involve the purchase or sale of any Company securities by Mr. Smith or his affiliates.

Comprised of 500,000 shares of common stock issuable upon exercise of the FIC Warrant over which Jennifer W. Steans, Heather A. Steans (the spouse of Mr. Smith) and Robin M. Steans have shared investment and voting power. In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of such shares.

Also comprised of 302,160 shares of common stock. Subsequent to the completion of the Title Change, such shares will be held as follows: (i) 6,000 shares of common stock beneficially owned by Mr. Smith as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 101,160 shares of common stock held by PCB Limited Partnership of which Heather Steans (the spouse of Mr. Smith) is one of three general partners; (iii) 120,000 shares of common stock beneficially owned by Ms. Steans individually; and (iv) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), and (iv) hereof.

Also comprised of 274,345 shares of common stock issuable upon conversion of Series C Preferred Stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 21,905 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Smith as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 30,536 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans individually; (iii) 181,188 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by PCB Limited Partnership; and (iv) 40,716 shares of common stock issuable pursuant to Series C Preferred Stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii).

Also comprised of 22,350 shares of common stock issuable upon exercise of certain warrants. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 475 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Smith as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 9,375 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans individually; and (iii) 12,500 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Mr. Smith disclaims the shares described in clauses (i), (ii), and (iii) hereof.

(22)

To facilitate certain regulatory matters unrelated to the Company and to comply with a commitment made to the Federal Reserve System to conform their investments in any bank holding company to the requirements of the Bank Holding Company Act of 1956, as amended, Ms. Steans and certain other members of the extended Steans family have submitted instructions to the appropriate parties to execute a Title Change in the form in which they beneficially own certain Retitled Securities. The Title Change consists solely of amending the name of the holder of the Retitled Securities so that they are held in an individual capacity rather than in trust, and does not alter the investment power, pecuniary interest, or voting power of any person in the Retitled Securities or involve the purchase or sale of any Company securities by Ms. Steans or her affiliates.

Comprised of 500,000 shares of common stock issuable upon exercise of the FIC Warrant at an exercise price of $20.00 per share over which Ms. Steans may be deemed to share investment and/or voting power. Ms. Steans, Robin M. Steans and Jennifer W. Steans have shared investment and voting power with respect to these shares.

Also comprised of 302,160 shares of common stock. Subsequent to the completion of the Title Change, such shares will be held as follows: (i) 6,000 shares of common stock beneficially owned by Leo A. Smith (the spouse of Heather A. Steans) as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 101,160 shares of common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners; (iii) 120,000 shares of common stock beneficially owned by Ms. Steans individually; and (iv) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), and (iv) hereof.

Also comprised of 274,345 shares of common stock issuable upon conversion of Series C Preferred Stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 21,905 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Smith as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 30,536 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans individually; (iii) 181,188 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by PCB Limited Partnership; and (iv) 40,716 shares of common stock issuable pursuant to Series C Preferred Stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii), and (iv) hereof.

Also comprised of 22,350 shares of common stock issuable upon exercise of certain warrants. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 475 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Smith as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 9,375 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans individually; and (iii) 12,500 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clause (i) and (iii) hereof.

(23)

To facilitate certain regulatory matters unrelated to the Company and to comply with a commitment made to the Federal Reserve System to conform their investments in any bank holding company to the requirements of the Bank Holding Company Act of 1956, as amended, Ms. Steans and certain other members of the extended Steans family have submitted instructions to the appropriate parties to execute a Title Change in the form in which they beneficially own certain Retitled Securities. The Title Change consists solely of amending the name of the holder of the Retitled Securities so that they are held in an individual capacity rather than in trust, and does not alter the investment power, pecuniary interest, or voting power of any person in the Retitled Securities or involve the purchase or sale of any Company securities by Ms. Steans or her affiliates.

Comprised of 500,000 shares of common stock issuable upon exercise of the FIC Warrant at an exercise price of $20.00 per share over which Ms. Steans may be deemed to share investment and/or voting power. Ms. Steans, Heather A. Steans and Jennifer W. Steans have shared investment and voting power with respect to these shares.

Also comprised of 302,160 shares of common stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 6,000 shares of common stock beneficially owned by Leonard A. Gail (the spouse of Ms. Steans) as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 101,160 shares of common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners; (iii) 60,000 shares of common stock beneficially owned by Ms. Steans individually; (iv) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares; and (v) 60,000 shares of common stock beneficially owned by Mr. Gail individually. In accordance with Rule 13d-4, Ms. Steans disclaims ownership of the shares described in clauses (i), (ii), (iv) and (v) hereof.

Also comprised of 274,345 shares of common stock issuable upon conversion of Series C Preferred Stock. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 21,905 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Gail as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 15,268 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Ms. Steans individually; (iii) 181,188 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by PCB Limited Partnership; (iv) 40,716 shares of common stock issuable pursuant to Series C Preferred Stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees; and (v) 15,268 shares of common stock issuable pursuant to Series C Preferred Stock beneficially owned by Mr. Gail individually. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv) and (v) hereof.

Also comprised of 22,350 shares of common stock issuable upon exercise of certain warrants. Subsequent to the completion of the Title Change, the shares will be held as follows: (i) 475 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Gail as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 4,700 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans individually; (iii) 12,500 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees; and (iv) 4,675 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Gail individually. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii) and (iv) hereof.

(24)

Includes a warrant to purchase 210,000 shares of common stock owned by a limited liability company which is wholly owned by Mr. Krasny’s revocable trust. The address for Mr.  Krasny is 1622 Willow Road, Suite 200, Northfield, IL 60093.

DIRECTOR COMPENSATION

During 2010, our non-employee directors received an annual fee of $10,000 (which amount was increased to $15,000 during August 2010) and an attendance fee of $750 (which amount was increased to $1,000 during August 2010) for each Board meeting attended and $650 (which amount was increased to $1,000 during August 2010) for each committee meeting attended. The chairman of each committee received an additional annual fee of $5,000 for chairing a committee, which amounts were increased during August 2010 to $10,000 for the chairman of the audit committee, $7,500 for the chairman of the compensation committee, $7,500 for the chairman of the director’s loan committee. In addition, all directors may be reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Harrison I. Steans and Jennifer W. Steans each agreed to temporarily waive all of their fees for serving on our Board of Directors until such time as market conditions and our operating performance improve.

Each non-employee director may also receive an annual equity award, at the discretion of the Compensation Committee of our Board of Directors, under our 2002 Incentive Compensation Plan. Other than with respect to reimbursement of expenses, directors who are our employees or officers do not receive additional compensation for their service as a director.

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Ronald L. Bliwas	28,250	—	—	—	—	—		28,250
C. Bryan Daniels	23,875	—	—	—	—	—		23,875
Ronald D. Emanuel	40,050	—	—	—	—	—		40,050
M. Hill Hammock	40,700	—	—	—	—	—		40,700
Elzie Higginbottom	7,000	—	—	—	—	—		7,000
Michael H. Moskow	43,150	—	—	—	—	—		43,150
Louise O’Sullivan	29,550	—	—	—	—	—		29,550
Melvin E. Pearl	46,225	—	—	—	—	—		46,225
Shepherd G. Pryor, IV	43,050	—	—	—	—	—		43,050
Harrison I. Steans	—	—	—	—	—	—		—
Jennifer W. Steans	—	—	—	—	—	—		—
Jeffrey W. Taylor	22,750	—	—	—	—	$11,835	(1)	22,750
Richard W. Tinberg	20,500	—	—	—	—	—		20,500

(1)	For the approximate value of personal use of Company staff time.

EXECUTIVE COMPENSATION

The Compensation Committee of our Board of Directors oversees our executive compensation programs. Our compensation programs are designed to attract and retain key employees, motivating them to achieve desired goals, both short and long-term, creating expectations for positive results and rewarding them for strong performance. Different programs are geared to short and long-term performance with the goal of increasing stockholder value over the long term. Historically, the Compensation Committee has retained outside consultants to benchmark our executive officers’ compensation packages to help us ensure that our executive officers’ compensation packages are reasonable and competitive relative to our peer group. The Compensation Committee hired Deloitte Consulting LLP in December 2009 to assist with benchmarking 2010 compensation for our executive officers.

The Compensation Committee believes the performance of our executive officers is a key element of our ability to execute on our growth strategy, and considers the effect of executive compensation and incentive programs on all of our executives. The Committee also believes that the compensation of our executive officers should reflect their success as a management team and as individuals in attaining key operating objectives. At the same time, the Compensation Committee has attempted to structure our executive compensation programs with a greater emphasis on long-term objectives while also avoiding features that would reasonably be expected to encourage our officers to take unnecessary or excessive risks. This philosophy is consistent with the executive compensation restrictions to which we are subject as a result of our participation in the TARP CPP.

In connection with our participation in the U.S. Treasury Department’s Capital Purchase Program under the Troubled Asset Relief Program and in order to comply with certain executive compensation rules under the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Compensation Committee met with our senior risk officers in August 2009, February 2010, August 2010 and February 2011 to discuss, evaluate and review our compensation plans for our senior executive officers (“SEOs”) and employee compensation plans to ensure that those plans discourage our SEOs and employees from taking unnecessary and excessive risks, do not encourage behavior focused on short-term results rather than long-term value creation and do not encourage the manipulation of reported earnings to enhance the compensation of our employees. Following such review, the Compensation Committee concluded that our SEO compensation plans do not encourage our SEOs to take risks that are unnecessary or excessive and that the value of the Company is not unnecessarily exposed to risks because of the SEO compensation plans. In addition, the Compensation Committee concluded that the Bank has limited the risks posed to the Company by the employee compensation plans, and that the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee. Furthermore, the Committee also determined that none of our compensation policies or practices is reasonably likely to have a material adverse effect on, or raise material risks to, the Company.

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation for our Named Officers for the years ended December 31, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)	Total ($)
Bruce W. Taylor, Chairman of the Board	2010 2009	433,957 455,013	0 —	0 —	0 —	0 —	95,729 143,641	54,724	547,011 653,378

Mark A. Hoppe, CEO and President	2010 2009	620,000 550,250	0 —	199,999 —	0 —	0 —	159 —	15,096 17,060	835,254 567,310

Lawrence G. Ryan, Executive Vice President and Chief Lending Officer	2010 2009	357,673 350,000	0 —	89,996 —	0 —	0 —	39,234 38,590	32,782 37,803	519,685 426,393

(1)

The amounts in this column represent the aggregate grant date fair value of awards granted in the years ended December 31, 2009 and December 31, 2010, as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. Prior year amounts have been restated.

(2)

The amounts in this column represent the aggregate grant date fair value of awards granted in the years ended December 31, 2009 and December 31, 2010, as computed in accordance with FASB ASC Topic 718. Prior year amounts have been restated.

(3)	Represents amounts earned during year and paid in the following year under our 2002 Incentive Bonus Plan.
(4)	Mr. Taylor, Mr. Hoppe and Mr. Ryan participate in our Non-Qualified Deferred Compensation Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table includes certain information with respect to the value of all unexercised options to purchase shares of our common stock and unvested shares of restricted stock previously awarded to the Named Officers as of December 31, 2010:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plant Awards Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value Of Unearned Shares, Units Or Other Rights that Have Not Vested ($)
Bruce W. Taylor, Chairman of the Board	20,000 20,000	— —		— —	$20.00 26.08	3/19/2013 3/17/2014	—		$—	—	$—

Mark A. Hoppe, CEO and President	25,000	25,000	(1)	—	19.99	2/4/2016	46,640	(2)	613,316	—	—

Lawrence G. Ryan, Executive Vice President and Chief Lending Officer	—	—		—	—	—	44,429	(3)	584,241	—	—

(1)	Vests at a rate of 25% per year for the first four years of an eight-year term.
(2)	Reflects a grant of restricted stock of 60,030 shares, of which 25% vests on each of February 4, 2009, 2010, 2011 and 2012.
(3)	Reflects a grant of restricted stock of 44,429 shares, of which 50% vests on April 22, 2011 and an additional 25% will vest on each of April 22, 2012 and 2013.

Named Officer Employment Agreements with Severance or Change of Control Provisions

In connection with our participation in the CPP, we are required to follow certain restrictions which prohibit us from making some of the payments described below to our Named Officers as long as the U.S. Treasury holds shares of our Series B Preferred stock.

Bruce W. Taylor serves as the Chairman of our Board of Directors and the Chairman of the Board of Directors of the Bank. He also serves as a member of our Executive Committee. We entered into an employment agreement with Mr. Taylor on September 4, 2008, which became effective on September 29, 2008. Under the employment agreement, Mr. Taylor is eligible to receive an initial annual base salary of $525,200. His agreement provides that Mr. Taylor’s base salary will be reviewed on an annual basis by the Compensation Committee, and may be increased, but not decreased (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Company or the Bank, unless such reduction occurs during the two-year period commencing upon a “change in control” of the Company (as defined in the employment agreement)), by the Compensation Committee in its sole discretion. In March 2009, Mr. Taylor offered and agreed to a temporary reduction of his base salary by 20%, to $420,000. As part of this agreement, the Compensation Committee may reevaluate Mr. Taylor’s compensation at and on a quarterly basis thereafter and, if appropriate, restore his compensation to its current level. Mr. Taylor is also eligible for a performance-based annual cash bonus to be determined in accordance with our annual incentive compensation program. Mr. Taylor did not receive an annual cash bonus in 2010 and Mr. Taylor’s right to future cash bonus compensation is subject to the limitations set forth in the ARRA so long as the U.S. Treasury holds any of our Series B Preferred shares.

Mr. Taylor’s employment agreement further provides that Mr. Taylor is eligible to participate in our 2002 Incentive Compensation Plan or any successor plan (“Incentive Plan”). Mr. Taylor’s annual targets under the Incentive Plan are consistent with similar executive officers of the Company and the Bank, and any benefits to be received by Mr. Taylor under the Incentive Plan will depend on the satisfaction of other terms and conditions of the Incentive Plan (and are also subject to the restrictions under the ARRA described above). Under the employment agreement, Mr. Taylor is also eligible to receive additional benefits and participate in other benefit plans, including our Deferred Compensation Plan, 401(k) and profit sharing plan and health and welfare benefit plans, payment of club dues, automobile expenses and wealth management services. In March 2009, Mr. Taylor offered and agreed to temporarily forego his automobile expense coverage and certain of his club dues, which may be reevaluated by the Compensation Committee, if appropriate.

Mr. Taylor’s employment agreement provides that, in the event that Mr. Taylor’s employment is terminated (i) by the Company other than for disability or “cause” (as defined in the employment agreement), or (ii) by Mr. Taylor for “good reason” (as defined in the employment agreement), then the Company will pay to Mr. Taylor (A) any accrued but unpaid base salary and benefits up to the date of termination, (B) any accrued but unpaid cash bonus with respect to the Company’s fiscal year prior to the year in which the date of termination occurs, (C) subject to his provision of a release, an amount equal to his prior year’s bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365, (D) subject to his provision of a release, an amount (payable in installments) equal to one and one-half times the sum of his base salary plus the average of (1) the bonus paid to Mr. Taylor for the year prior to the year in which the date of termination occurs and (2) the greater of (I) the amount described in clause (1) above, and (II) Mr. Taylor’s bonus at target for the year in which the termination occurs, and (E) 18 months of COBRA coverage. In the event Mr. Taylor’s employment is terminated (i) by Mr. Taylor other than for good reason, or (ii) by the Company for cause, Mr. Taylor shall be entitled to receive all previously earned and accrued but unpaid base salary and benefits up to the date of termination.

Mr. Taylor’s employment agreement provides that Mr. Taylor will receive additional severance payments if his employment is terminated other than for cause or disability by the Company, or if his employment is terminated by him for good reason, during the “Change in Control Period” (as defined in the employment agreement). In such circumstance, Mr. Taylor will be entitled to receive (in addition to the payments and benefits he would be entitled to receive pursuant to the preceding paragraph) (i) subject to his provision of a release, an amount equal to one-half times the sum of his base salary on the effective date of the change in control or his base salary immediately prior to the date when the notice of termination was given (whichever rate is greater) and (ii) the average of (A) his prior year’s bonus, and (B) the greatest of (1) his prior year’s bonus, (2) his actual bonus for the year in which his termination occurs, or (3) his bonus at target for the year in which his termination occurs. In such circumstance, Mr. Taylor shall also be entitled to continuation of medical benefits for up to 36 months, and the vesting of his Incentive Plan benefits or equity awards will be governed by the controlling plan documents. The employment agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply; provided, however, that any such payment shall not exceed $350,000. The severance payments to Mr. Taylor described above are subject to the limitations set forth in the ARRA for so long as the U.S. Treasury holds any shares of our Series B Preferred stock.

Mr. Taylor’s employment agreement includes provisions with regard to non-solicitation of customers and employees of the Company and the Bank (including during the term of the employment agreement and for one year following the termination of Mr. Taylor’s employment), and ownership of work product, non-disparagement and confidentiality.

Mark A. Hoppe serves as our Chief Executive Officer and President, a member of our Board of Directors, a member of our Executive Committee, Chief Executive Officer and President of the Bank and a member of the Bank’s Board of Directors. We entered into an employment agreement with Mr. Hoppe on January 30, 2008, which became effective on February 4, 2008. Under the employment agreement, Mr. Hoppe was paid an initial annual base salary of $550,000. His base salary is reviewed on an annual basis by the Compensation Committee, and may be increased, but not decreased (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Bank, unless such reduction occurs during the two-year period commencing upon a “change in control” of the Company (as defined in the employment agreement)), by the Compensation Committee in its sole discretion. In connection with the appointment of Mark Hoppe as Chief Executive Officer of the Company, the Compensation Committee approved an increase in Mr. Hoppe’s base salary from $550,000 to $650,000, effective as of April 1, 2010. Mr. Hoppe is also eligible for a performance-based annual cash bonus to be determined in accordance with our annual incentive compensation program.

Mr. Hoppe’s employment agreement further provides that Mr. Hoppe is eligible to participate in the Company’s Incentive Bonus Long Term Incentive Plan (“LTIP”). Mr. Hoppe’s annual starting target is approximately 100% of his base salary, but benefits under his LTIP will depend on agreed upon business goals as well as other terms and conditions of this LTIP being met (and are also subject to restrictions under the ARRA). The benefits payable under the LTIP will be paid in restricted stock, and such benefits shall vest at the rate of 25% per year. Under the employment agreement, Mr. Hoppe is also eligible to receive additional benefits and participate in other benefit plans, including our Deferred Compensation Plan, 401(k) and profit sharing plan and health and welfare benefit plans, payment of club dues, automobile expenses and wealth management services. In March 2009, Mr. Hoppe offered and agreed to temporarily forego his automobile expense coverage and certain of his club dues, which may be reevaluated by the Compensation Committee, if appropriate.

Mr. Hoppe’s employment agreement provides that, in the event that Mr. Hoppe’s employment is terminated (i) by the Company other than for disability or “cause” (as defined in the employment agreement), (ii) by the Company by sending notice not to renew the terms of his employment agreement without cause, or (iii) by Mr. Hoppe for “good reason” (as defined in the employment agreement), then the Company will pay to Mr. Hoppe (A) any accrued but unpaid base salary and benefits up to the date of termination, (B) any accrued but unpaid cash bonus with respect to the Company’s fiscal year prior to the year in which the date of termination occurs, (C) an amount equal to his prior year’s bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365, (D) subject to his provision of a release, an amount (payable in installments) equal to one and one-half times the sum of his base salary plus the average of (1) the bonus paid to Mr. Hoppe for the year prior to the year in which the date of termination occurs and (2) the greater of (I) the amount described in clause (1) above, and (II) Mr. Hoppe’s bonus at target for the year in which the termination occurs, (E) 18 months of COBRA coverage, and (F) 18 months of outplacement assistance benefits not to exceed $40,000 per year. Subject to the limitations set forth in the ARRA so long as the U.S. Treasury holds any of our Series B Preferred shares, in the event Mr. Hoppe’s employment is terminated (i) by Mr. Hoppe other than for good reason, or (ii) by the Company for cause, Mr. Hoppe shall be entitled to receive all previously earned and accrued but unpaid base salary and benefits up to the date of termination.

Mr. Hoppe’s employment agreement provides that Mr. Hoppe will receive additional severance payments if his employment is terminated other than for cause or disability by the Bank, if the Company sends notice not to renew the terms of his employment agreement without cause or if his employment is terminated by him for good reason, during the “Change in Control Period” (as defined in the employment agreement). In such circumstance, Mr. Hoppe will be entitled to receive (in addition to the payments and benefits he would be entitled to receive pursuant to the preceding paragraph) (i) subject to his provision of a release, an amount equal to one and one-half times the sum of his base salary on the effective date of the change in control or his base salary immediately prior to the date when the notice of termination was given (whichever rate is greater), and (ii) the average of (A) his prior year’s bonus, and (B) the greatest of (1) his prior year’s bonus, (2) his actual bonus for the year in which his termination occurs, or (3) his bonus at target for the year in which his termination occurs. In such circumstance, Mr. Hoppe shall also be entitled to 24 months of outplacement assistance benefits not to exceed $40,000 per year, continuation of medical benefits for up to 36 months, and the immediate vesting of his LTIP benefits or any outstanding equity awards. The employment agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply. The severance payments to Mr. Hoppe described above are subject to the limitations set forth in the ARRA so long as the U.S. Treasury holds any shares of our Series B Preferred stock.

Mr. Hoppe’s employment agreement includes provisions with regard to non-solicitation of customers and employees of the Bank (including during the term of the employment agreement and for one year following the termination of Mr. Hoppe’s employment), and ownership of work product, non-disparagement and confidentiality.

Lawrence G. Ryan serves as our Executive Vice President and Chief Lending Officer. We extended a written offer of employment to Mr. Ryan on March 25, 2008.

Mr. Ryan is subject to our severance plan that provides benefits to employees, including our senior officers. The plan provides that upon termination of employment by us for reasons other than for cause, Mr. Ryan will be entitled to severance payments which may equal up to twelve (12) months of base salary. In addition, these severance payments may include payments under our long-term incentive plan that have been earned but not yet paid. Mr. Ryan may also receive medical benefits, outplacement assistance for a defined period of time following termination and financial planning assistance.

Mr. Ryan is also subject to our change of control policy that provides benefits to selected employees, including our senior officers. This policy provides that all stock options and shares of restricted stock granted to Mr. Ryan since the commencement of his employment will become fully vested and exercisable upon an involuntary termination within twelve (12) months following a change of control. As a participant in our long-term incentive plan, Mr. Ryan will receive 100% of his account balance as a result of a change of control. Also, upon a change of control, all contributions made by us under our non-qualified deferred compensation plan become fully vested. Mr. Ryan will also receive two (2) times his annual compensation (i.e., base salary plus target bonus) upon a change of control as well as paid medical benefits and outplacement assistance for a defined period following termination. The severance payments to Mr. Ryan described above, including severance payments in the event of a change of control, are subject to the limitations set forth in the ARRA for so long as the U.S. Treasury holds any shares of our Series B Preferred stock.

Retirement Plans

We offer retirement programs that are intended to supplement our employees’ personal savings and social security benefits, including a 401(k) and profit sharing plan (“401(k) Plan”) and a non-qualified deferred compensation plan. The purpose of each of these plans is to enable employees to adequately save for retirement.

Our 401(k) Plan is intended to satisfy the tax qualification requirements of Section 401(k) of the Code. All eligible employees, including executive officers, may participate in our 401(k) Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of the Code. We make a matching contribution to our 401(k) Plan equal to 100% of each participant’s first 4% of compensation deferred. We have discretion to change or discontinue matching contributions under our 401(k) Plan. In our sole discretion, we may make contributions to the profit sharing portion of the 401(k) Plan in the form of cash. Employer discretionary contributions and profit sharing accounts are subject to vesting requirements.

In addition, we maintain a Non-Qualified Deferred Compensation Plan for our senior managers, including the Named Officers. Senior managers may elect to defer their own salary and incentive earnings, and the Compensation Committee, in its sole discretion, may provide cash contributions into the plan through non-qualified deferred compensation (“NQDC”) and supplemental executive retirement (“SERP”) contributions. The Compensation Committee also has the authority to make discretionary contributions into the plan. NQDC and SERP contributions are determined based upon different formulae and have different vesting schedules. The purpose of the NQDC and SERP contributions is to enable senior managers, including the Named Officers, to adequately save for their retirement. All contributions under this plan are maintained in a rabbi trust.

Future Stockholder Proposals

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2011 Annual Meeting of Stockholders were required to have been received by the Secretary of the Company by December 12, 2010, the date not less than 120 days prior to April 13, 2011 (the first anniversary of the date on which we first mailed our proxy materials for the 2010 annual meeting of stockholders). Section 2.9 of our Third Amended and Restated By-laws provides that, with respect to an annual meeting of stockholders, in order to be timely, a stockholder’s notice shall be delivered to, or mailed and received by, our Corporate Secretary not more than 90 nor less than 60 days prior to the anniversary of the mailing of the proxy statement for the prior year’s annual meeting (which for purposes of our 2011 Annual Meeting of Stockholders will be April 13, 2011). If, however, the date of our 2011 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of our 2010 Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting, or (b) the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing. Stockholders may also read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 9550 West Higgins Road, Rosemont, Illinois 60618, during ordinary business hours from March     , 2011 through and including the date of the Special Meeting, and will be available for review at the Special Meeting or any adjournments or postponements thereof.

We will provide, without charge, to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents incorporated by reference in this proxy statement. We reserve the right to require payment of a reasonable fee in exchange for furnishing any related exhibit, which fee shall be limited to our reasonable expenses in furnishing such exhibit. Requests for such materials should be directed to

Taylor Capital Group, Inc.

Attention: Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60618

Telephone number: (847) 653-7978

Our filings with the SEC, as well as all of our committee charters and other corporate governance documents, are also available without charge through our website, www.taylorcapitalgroup.com, and from the SEC at its website, www.sec.gov.

This proxy statement is dated             , 2011. You should rely only on the information contained in this proxy statement (including the appendices hereto) to vote on the Proposal described in this proxy statement. No person has been authorized to give any information or to make any representations not contained in this proxy statement in connection with the matters described in this proxy statement and, if given or made, such information and representations must not be relied upon as having been authorized by us. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

Other Matters

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement. If, however, other matters are brought before the Special Meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote your shares by telephone or via the Internet, as explained on the proxy card, or to execute promptly and return the accompanying proxy card in the envelope that has been enclosed for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or via the Internet. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

/s/
Steven H. Shapiro
Corporate Secretary

            , 2011

[FRONT SIDE OF PROXY CARD]

PROXY	TAYLOR CAPITAL GROUP, INC.	PROXY

ROSEMONT, ILLINOIS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of the common stock of Taylor Capital Group, Inc. (the “Corporation”) acknowledges receipt of the proxy statement and Notice of Special Meeting of Stockholders, dated             , 2011, hereby constitutes and appoints Mark A. Hoppe, Randall T. Conte and Steven H. Shapiro, and each of them acting singly in the absence of the other, as proxies and with full power of substitution, and hereby authorize(s) them to represent and to vote, in the manner indicated below and in such proxyholder’s or proxyholders’ sole discretion upon any other matter that may properly come before the meeting, or any postponements or adjournments thereof, all of the shares of common stock of the Corporation held of record by the undersigned as of the close of business on February 24, 2011, at the Special Meeting of Stockholders to be held at 9:00 a.m., central time, on             ,             , 2011, and at any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the Proposal, and, if other matters are presented at the meeting, or any postponements or adjournments thereof, in accordance with the best judgment of such proxyholder’s or proxyholders’ sole discretion on those matters.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to shares of common stock of the Corporation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL STOCKHOLDERS MEETING TO BE HELD ON             , 2011

The Company’s Proxy Statement for the Special Meeting of Stockholders to

be held on             , 2011 is available at:

http://www.taylorcapitalgroup.com

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued and to be signed on reverse side.)

[BACK SIDE OF PROXY CARD]

The Board of Directors recommends a vote FOR the following Proposal:

1.

To approve the issuance of 2,500,000 shares of our common stock upon conversion of 1,000,000 shares of our 8.0% non-cumulative, non-voting, contingent convertible preferred stock, Series F, including: (i)              shares of our common stock to be issued to certain of our directors and officers upon conversion of              shares of Series F preferred stock held by such persons, and (ii) 220,000 shares of our common stock to be issuable upon conversion of 220,000 shares of our non-voting, convertible preferred stock, Series G, to be issued to the Prairie Funds upon conversion of 88,000 shares of Series F preferred stock held by the Prairie Funds.

FOR	AGAINST	ABSTAIN

2.	In their discretion, the Proxies are authorized to vote upon any other matter as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name appears on this form. When shares are held in more than one name, each joint owner should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature:

Signature:
(If Held Jointly)

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M., New York City time, on             , 2011.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET: http://www.proxyvote.com Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE: 1-800-690-6903 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.